                              AMENDED AND RESTATED
                             AGREEMENT FOR SALE AND
                               PURCHASE OF ASSETS

     THIS AMENDED AND RESTATED AGREEMENT FOR SALE AND PURCHASE OF ASSETS (this "Agreement"), made effective the 13th day of June, 2003, between HOMES BY CALTON, LLC, a Florida limited liability company, formerly known as ISLAND CLUB RIVERSIDE PROPERTIES, LLC, a Florida limited liability company, or Assigns ("Purchaser") Calton, Inc., a New Jersey corporation ("Calton") and BEAZER HOMES CORP., a Tennessee corporation ("Seller"), which Agreement amends and restates in its entirety that certain Agreement for Sale and Purchase of Assets executed by Purchaser, Calton, and Seller on June 13, 2003.

                                   WITNESSETH

     The Seller desires to sell and Purchaser desires to buy all of the inventory of Vacant Lots, Speculative Units, contract rights of certain Backlog Units, real estate sales office and certain related improvements and amenities, plans and specifications for models utilized in Island Club and associated assets, both tangible and intangible which Seller owns in Island Club Riverside, IV, V and VI as recorded in Plat Book 15-95 and 16-35 in Indian River County,
Florida:


                                    RECITALS

1. The Seller is engaged in the business of residential construction, development and sales in Indian River County, Florida.

2. The Seller wishes to sell and transfer and the Purchaser wishes to acquire certain assets of the Seller which are used or usable exclusively in the operation of Seller's business in Indian River County, Florida pursuant to the terms and conditions hereof.

3. The Seller wishes to sell and the Purchaser wishes to purchase all of the Land and Improvements and certain other assets of the Seller.

4. Calton wishes to guarantee the obligations of Purchaser hereunder as more specifically provided herein.

     NOW, THEREFORE, incorporating the foregoing recitals of fact and in consideration of TEN DOLLARS ($10.00) in hand paid by each party to each other party and the mutual promises contained herein, the Seller, and the Purchaser, and Calton agree as follows:

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1.   DEFINITIONS.

     In addition to any other terms which are defined in this Agreement, each of the following terms shall have the meaning given it below:

     1.1. "ACCRUAL AND DEPOSITS SCHEDULE" means that list of accrued expenses and deposits held as more particularly described on Exhibit A attached hereto and made a part hereof.


     1.2. "ADVERSE CONSEQUENCES" shall mean all losses, costs, damages, fees, or liabilities incurred by the indemnified party arising from the matter indemnified under this Agreement, including attorneys' and paralegals' fees and costs.

     1.3. "ACCOUNTANT" Shall mean KPMG LLP.

     1.4. "ASSUMED LIABILITIES" shall mean liabilities of the Seller as of the Closing Date but not before as follows:

          (A) all obligations of the Seller as to the Speculative Houses and Vacant Lots;

          (B) obligations under Leases identified for assumption by the Purchaser listed on Exhibit B for which consents to assignment have been or will be obtained;

          (C) the obligation to supervise performance of warranty work for customers who purchased and closed homes from the Seller prior to the Closing Date (the "Sold Units") but only to the extent set forth in Section 3.3 hereof;

          (D) obligations under the Contracts except as otherwise specified herein, including liability for the real estate commissions payable on closing of the Backlog Units as listed on Exhibit F;

          (E) all other liabilities and obligations relating to the Included Assets listed on Exhibit C;

          (F) obligations of the Seller remaining to be performed on or after the Closing Date under all Licenses, Entitlements and Permits related exclusively to the Included Assets; and

          (G) all obligations to pay, credit, or return as appropriate, the items listed on the Accrual and Deposits Schedule.

     1.5. "BACKLOG UNITS" or "BACKLOG UNIT PURCHASERS" shall mean the residential housing units which are the subjects of Existing Purchase Agreements, excluding the units described as Excluded Assets on Exhibit I, but which are not scheduled to close as of or prior to the Closing Date, or the persons who entered into those Agreements,

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as the context requires.

     1.6. "BUSINESS" shall mean the operation of a land development, residential construction and sales operation.

     1.7. "CLOSING" shall mean the consummation of the purchase and sale contemplated by this Agreement by the deliveries required under Section 9.2 as of the Closing Date.

     1.8. "CLOSING DATE" shall mean July 1, 2003.

     1.9. "COMMON FACILITIES" shall mean the Clubhouse, pool, rights of way, landscaping, and related amenities to be completed by Seller as set forth on Exhibit D.

     1.10. "CONTRACTS" shall mean the contracts, leases, licenses and agreements which relate exclusively to Seller's business in Indian River County, Florida and the Land, the Material ones being identified in Exhibit E.

     1.11. "CONFIDENTIAL INFORMATION" shall mean any business or technical information used by the Seller exclusively in connection with the Included Assets and which has economic value to the Seller because it has been deliberately maintained as confidential by the Seller, together with any information related in any way to this Agreement or other information regarded as confidential by the Purchaser.

     1.12. "CUT OFF DATE" shall mean 11:59 p.m. June 26, 2003.

     1.13 "DIRECT COSTS" shall mean all fees and expenses, including impact fee payments and credits, usable permit fees, and all costs paid for construction and relating to any Vacant Lots, of the Backlog Units or Speculative Units, which Direct Costs as to said units as of June 4, 2003 are set forth on Exhibit C.

     1.14. "EARNEST MONEY" shall mean the amount of $25,000.00 paid to Seller upon execution of this Agreement. An additional amount of $50,000.00 shall be paid to Seller by 5:00 P.M. Eastern Daylight Time on June 24, 2003, which amount shall be added to the previously delivered $25,000.00, and both of which sums, together with any interest earned thereon, shall be considered the Earnest Money. Seller may commingle the Earnest Money with other funds of Seller.

     1.15. "EFFECTIVE DATE" shall mean the date on which an unaltered counterpart of this Agreement has been duly executed by the Purchaser, Seller, and Calton.

     1.16. "EMPLOYEES" shall mean those persons listed on Exhibit H.

     1.17. "ESCROW AGENT" shall mean Dorothy A. Hudson, Chartered.

     1.18. "EXCLUDED ASSETS" shall mean the assets set forth on Exhibit I attached hereto and made a part hereof. The "Excluded Units" are those units described as such on Exhibit I, and are units which Seller has sold and expects to close either

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before or shortly after the Closing Date. Excluded Units shall be deemed Sold
Units for warranty purposes, whether or not the closing for said Excluded Unit has occurred by the Closing Date.

     1.19. "EXISTING PURCHASE AGREEMENTS" shall mean the existing purchase and sale agreements between the Seller and third party purchasers of portions of the Land and Improvements as of the Reference Date as hereinafter defined, and updated to and through the Cut Off Date. A complete list of the Existing Purchase Agreements is set forth as Exhibit J.

     1.20. "FINAL PURCHASE PRICE" shall have the meaning set forth in Section
3.2.

     1.21. "GAAP" shall mean generally accepted accounting principles consistently applied.

     1.22. "IMPROVEMENTS" shall mean all improvements of any nature located on or appurtenant to the Land which shall include all residential housing units, including the Speculative Units, the Backlog Units, and the model unit which is the subject of the Model Lease referenced at Exhibit B, any and all signage, infrastructure and all related property affixed to or permanently located on the Land.

     1.23. "INCLUDED ASSETS" shall include all Land and Improvements, Leases, Contracts, Plans and Specifications as herein defined, Licenses, Entitlements and Permits and other governmental permissions required to construct the residences, common facilities or the other improvements, architectural, conceptual or schematic plans of Seller utilized, published or proposed in connection with the project, sales material, stationary, sales files, correspondence, Intangible Property, Existing Purchase Agreements for Backlog Units, Speculative Units, and Personal Property as described herein, and as updated through the Closing Date except the Excluded Assets listed at Exhibit I and such other assets as may be excluded by the Purchaser prior to Closing.

     1.24. "INTANGIBLE PROPERTY" shall mean all intangible or intellectual property used by the Seller which relates exclusively to the Included Assets including data, files, books and records, customer lists, warranties, logos (excluding any logos of Beazer Homes Corp. or any affiliate thereof), telephone numbers, contracts with subcontractors, material suppliers, professionals and other persons furnishing services for the improvement or promotion of the Included Assets, and copyrights, if any.

     1.25. "LAND" shall mean the improved or unimproved real property and more particularly described on Exhibit K.

     1.26. "LEASES" shall include the real and personal property leases of the Seller which are identified in Exhibit B.

     1.27. "LICENSES, ENTITLEMENTS, AND PERMITS" shall mean all licenses,

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entitlements, permits, governmental rights, development of regional impact approvals, zoning rights, paid impact fees and tap in rights, utility capacity and all other rights, approvals and permits associated exclusively with the Included Assets.

     1.28. "MATERIAL" shall mean a matter which, in the aggregate, has a financial impact greater than Twenty Thousand and No/100 Dollars ($20,000.00)

     1.29. "AIDMAN PISER" shall mean Aidman Piser, Tampa Florida (Purchaser's Accountant).

     1.30. "PERMITTED EXCEPTIONS" shall mean collectively any title exception set forth on the Title Commitment which is not a Title Objection.

     1.31. "PERSONAL PROPERTY" shall include all equipment, tools, furniture, office equipment, telephone system, marketing materials, and other tangible personal property used in connection with the development of residential homes or improved lots located in the Land or otherwise related exclusively to the Included Assets, and inventory which is included as Exhibit L.

     1.32. "PLANS AND SPECIFICATIONS" shall mean Plans and Specifications prepared for and owned by Seller for the construction of existing, published or proposed units, models, residences, the clubhouse to be constructed as described at Exhibit D (the "Clubhouse"), amenities, site improvements, infrastructure or other structures or improvements in Island Club Riverside. Purchaser acknowledges that no warranty of fitness, merchantability, suitability for a particular purpose, compliance with codes, or any other representation is made concerning the Plans and Specifications other than ownership of unencumbered title to said Plans and Specifications by Seller except as set forth in the following sentence. Seller confirms that the Plans and Specifications for the Backlog Units and the Speculative Units comply with current code except for Unit 56, for which permitting and approvals are now in process, and Unit 114 for which certain changes are now being engineered as requested by purchaser of said unit; the base home plans for the Antigua Model, the Jamaica Model and the Grand Cayman Model comply with current code, but Seller has advised Purchaser that the Barbados Model has not been engineered to comply with current code. The representations and warranties set forth in this Section 1.32 are subject to the limitations on representations and warranties contained in Section 6 hereof. Purchaser acknowledges that Seller shall be free to use, and shall have and retain a license to use, the Plans and Specifications, including the plans and specifications for the Clubhouse, in any area outside the boundaries of Indian River County, Florida, and that use of such Plans and Specifications, including plans and specifications for the Clubhouse, shall not entitle Purchaser to any compensation therefor. Additionally, Purchaser acknowledges that Seller shall be free to use the Plans and Specifications, including the plans and specifications for the Clubhouse within the boundaries of Indian River County, Florida, to the extent necessary in connection with performance of warranty work hereunder.

     1.33. "PURCHASE PRICE" shall mean the amount, set forth in Section 3.1, that the

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Purchaser shall pay to consummate the purchase and sale of the Included Assets.

     1.34. "REFERENCE DATE" shall mean the Effective Date of this Agreement.

     1.35. "SELLER'S ACCOUNTANT" shall mean Deloitte & Touche LLP

     1.36. "SELLER'S KNOWLEDGE" shall mean to the actual knowledge of David G. Byrnes, Pete Small, or Ed Suchora.

     1.36.A. "SOLD UNITS" shall mean those units defined as such in Section 1.4(C).

     1.37. "SPECULATIVE UNITS" shall mean the residential housing units currently under construction by the Seller or models constructed and owned by the Seller which are the not the subject of an Existing Purchase Agreement, all of which are more particularly described in Exhibit C.

     1.38. "SURVEYS" shall mean any existing surveys of the Land in the possession of the Seller or readily accessible by the Seller.

     1.39. "TITLE COMMITMENT" shall mean the title insurance commitment issued by Escrow Agent with respect to the Land in favor of the Purchaser.

     1.40. "TITLE OBJECTION" shall mean any deed of trust, lien, financing statement, security agreement, security interest or other monetary encumbrance or instrument which encumbers or otherwise impairs the marketability of the Seller's title to the Land.

     1.41. "VACANT LOTS" shall mean the residential lots listed on Exhibit C.

2.   AGREEMENT TO SELL AND ASSUMPTION OF CERTAIN LIABILITIES.

     2.1. AGREEMENT TO SELL. On the terms and conditions hereinafter set forth, the Seller agrees to sell the Included Assets to the Purchaser and the Purchaser agrees to purchase the Included Assets from the Seller. 2.2. ASSUMPTION OF CERTAIN LIABILITIES. The Purchaser agrees to assume at the Closing the Assumed Liabilities and agrees to perform the obligations incident thereto. The Assumed Liabilities shall not include any obligation or liability arising from any default, breach, misfeasance, malfeasance or nonfeasance by the Seller prior to the Closing. Nothing contained in this Section 2 or in any instrument or assumption executed by the Purchaser at the Closing shall be deemed to release or relieve the Seller from its respective representations, warranties, covenants and agreements contained in this Agreement or any certificate, schedule, instrument or document executed pursuant hereto or in connection herewith, including, without limitation, the obligations of the Seller to indemnify the Purchaser in accordance with the provisions of this Agreement. The Assumed Liabilities shall not include any liability or obligation of the Seller arising out of or relating to (a) any actual or alleged tortious conduct of the Seller or any of its employees or agents, (b) except as set forth in Section 3.3, any product liability claim related to a home delivered to a home buyer prior to Closing, (c)

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any claim for breach of warranty or contract by the Seller, (d) any claim predicated on strict liability, (e) the violation by Seller of any law, ordinance or regulation in effect prior to the Closing, (f) any business or business activities of the Seller which are not part of the Seller's Business,
(g) any liability for expenses or taxes, if any, in connection with, resulting from, or arising out of this Agreement or the transactions contemplated hereby,
(h) any liability of the Seller for any federal, state or local taxes of any kind or character (other than taxes assumed under this Agreement), (i) any liability of the Seller under or arising by reason of this Agreement, or (j) any liability for any amounts payable under the Contracts or under any other agreement to which the Seller is a party for the period prior to the Closing Date except as shown on the Accrual and Deposits Schedule. In particular, Seller shall pay and remain solely responsible for all trade payables under the Contracts or otherwise which apply to units closed prior to the Closing Date. The Seller hereby indemnifies and holds harmless the Purchaser against any losses, costs, damages, or fees arising or related to the period on or before Closing or other amounts payable for any liabilities or obligations of the Seller relating to the Included Assets arising or related to the period on or before Closing other than the Assumed Liabilities. The Purchaser hereby indemnifies and holds harmless the Seller against any losses, costs, damages, or fees arising or relating to the period on or after the Closing or other amounts payable for any liabilities or obligations of the Purchaser relating to the Included Assets arising or relating to the period after the Closing, including the Assumed Liabilities. The indemnifications contained in this Section shall be subject to the provisions of Section 14. The obligations of the Seller and the Purchaser pursuant to this Section shall survive the Closing and the transactions contemplated by this Agreement.

     2.3 CONSENTS TO ASSIGNMENT AND TRANSFER; PAYMENT FOR ASSIGNMENT AND TRANSFER. Purchaser acknowledges that consents and approvals of unaffiliated third parties (the "Consents") may be necessary in connection with Purchaser's acquisition of the Contracts, the Leases, the Licenses, Entitlements and Permits, and the Plans and Specifications (hereinafter collectively, the "Designated Matters"). Purchaser acknowledges that it shall be Purchaser's responsibility to obtain the Consents as are necessary in connection with the Designated Matters and to make any payments which are required by any party (the "Payments") in connection with such Consents to assignment and transfer of the Designated Matters. Purchaser acknowledges that to the extent any Consents to the assignment, assumption and transfer of any of the Designated Matters are not obtained, or any Payments for such assignment and transfer of any of the Designated Matters are not made, Seller shall not be required to assign and transfer such matters (hereinafter the "Excluded Matters"), and Purchaser shall not be required to assume such Excluded Matters, but the transaction contemplated by this Agreement shall proceed as if such Consents have been obtained and such Payments have been made, for the Excluded Matters.

3.   PURCHASE PRICE PAYMENT AND PERFORMANCE.

     3.1. PURCHASE PRICE. The Purchase Price shall be the sum of:

          (A)  The purchase price for the Vacant Lots as shown on Exhibit C;

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plus

          (B)  The purchase price for the Speculative Units as shown on Exhibit
C: plus

          (C)  The purchase price for the Backlog Units as shown on Exhibit C;
plus

          (D) The updated and verified Direct Costs expended by Seller on the Vacant Lots, the Backlog Units and the Speculative Units through the Cutoff Date; plus

          (E)  The purchase price for the Personal Property as shown on Exhibit
L.

     The Direct Costs shall be determined in accordance with GAAP as disclosed by Seller to Purchaser prior to Closing and contained in the Seller's accounting manual and the net changes in Included Assets and credit liabilities as reflected on Exhibit A shall include only those changes in the ordinary course of business.

     Should any Speculative Unit be proposed to be sold, that is a contract entered into, with a closing to occur between the Reference Date and the Closing Date, the Purchase Price shall be reduced by the amount allocated to said Speculative Unit as shown on Exhibit C.

     All prorations, calculations, and price credit or liability determinations shall be made as of the Closing Date. For purposes of these calculations and determinations, the Seller shall retain all benefits and burdens of the Seller's Business until 11:59 p.m. on the day prior to the Closing Date. All Employees of the Seller shall remain employees of the Seller until 11:59 p.m. on the day prior to the Closing Date. Thereafter, all benefits and burdens of the Included Assets and Assumed Liabilities shall be those of the Purchaser. Purchaser and Seller acknowledge and recognize that the Purchaser intends to prepay the Purchase Price on June 30, 2003 and shall execute certain closing documents on June 30, 2003, but Seller shall remain the owner of the Included Assets until the Closing Date. Nevertheless, the Closing shall be effective on the Closing Date. In the event that, on or prior to the Closing Date, the Closing is enjoined or otherwise prevented by any third party or occurrence, then upon such occurrence, the Seller shall repay to Purchaser all amounts so prepaid and shall hold in trust such sums for the benefit of the Purchaser for the period prior to such repayment. Except for the Assumed Liabilities, Seller hereby indemnifies the Purchaser for all liabilities whatsoever arising from the operation of the Seller's Business on or prior to the Closing Date.

     3.2. MANNER OF PAYMENT AND POST CLOSING ADJUSTMENT.

          (A)  Upon the reasonable satisfaction of the conditions set forth in

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Sections 8 and 15 herein and subject to the provisions of Section 3.1, the
Purchase Price shall be payable as follows:

               (1) Earnest Money: The Purchaser shall receive a credit for the Earnest Money which shall be payable as specified in Section 4;

               (2) The Purchaser shall receive a credit for the amounts shown on the Accrual and Deposits Schedule;

               (3) Remainder of the Purchase Price: The Purchaser shall prepay the remainder of the Purchase Price by wire transfer on June 30, 2003 (1 day prior to the Closing Date).

     On June 27, 2003, Purchaser shall deliver to the wiring bank its instructions to wire transfer the sum established in Item 2 next above at its earliest available time but in no event later than 10:00 a.m. on June 30, 2003. Seller hereby designates the following wiring information for all wire transfers to it hereunder:

               SunTrust Bank
               Atlanta, Georgia
               ABA # 061000104
               Beazer Homes Corp.
               Account Number:  8800828744
               Telephone Advise upon receipt: Mr. Pete Small
               Telephone: (407) 339-4114

     As soon as practicable, but no later than fourteen (14) days following the Closing Date, an Officer of the Seller will certify to the Purchaser (the "Calculation") his determination of the Final Purchase Price due under Section
3.1 reflecting all of the changes in Direct Costs and the vacation accrual and deposit liabilities as reflected on Exhibit A, and any changes to prorations provided in this Agreement.

     Should the Seller and the Purchaser be unable to agree on the amount due pursuant to such Calculation within fourteen (14) days of Seller's delivery of the Calculation, Purchaser may submit the dispute to the head of the real estate practice section of Aidman Piser of Tampa, Florida who shall resolve the dispute or designate another non-partial professional at Aidman Piser of reasonably equal competence to resolve the dispute. Prior to submitting such a dispute and no later than 30 days from the date the Seller has delivered its Calculation each party shall state in writing in reasonable detail the basis for its disagreement and the amount in dispute. Expenses of such arbitration shall be paid by Purchaser if the calculation of the Final Purchase Price by Aidman Piser differs by less than $5,000.00 from the Calculation. Otherwise, the costs shall be paid by Seller. The amounts owed by either party pursuant to such arbitration shall bear interest due at the rate of eight percent (8%) per annum from the date the payment was originally due until paid.

     In the event that either the Purchaser or the Seller disputes the findings of

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Aidman Piser, the disputing party may refer the dispute to the head of the real estate section of Seller's Accountant for resolution. If Seller's Accountant determines that the Final Purchase Price is within $5,000.00 of the calculation of the Final Purchase Price as determined by Aidman Piser, then in such event, the determination of Aidman Piser shall govern and the disputing party shall pay all costs associated with such appeal. Otherwise, the costs shall be paid by the non-disputing party. If the determination is outside of the foregoing parameter, and in the event that Seller's Accountant and Aidman Piser cannot agree to a Final Purchase Price within the foregoing $5,000.00 number, then the dispute shall be forwarded by either party to the head of the real estate practice of "Accountant" in Orlando, Florida, whose determination shall be final. In such event, all costs shall be paid equally between the two parties. All determinations by any arbitrator shall occur within forty-five (45) days of submission. Otherwise, the decision of Aidman Piser shall be deemed conclusive. The Purchase Price established either by agreement by the parties or pursuant to the foregoing procedures is hereby defined as the Final Purchase Price.

     Upon the unappealable determination (as provided above) of the Final Purchase Price or the agreement of the parties as to the Final Purchase Price, the party responsible for payment pursuant to the determination or agreement shall pay in good funds to the designated payee the amount necessary, in order to pay in full the amount determined or agreed to be due to such payee. Any amounts payable under this paragraph shall be payable within five (5) business days of the date of determination or agreement.

     Accruals and deposits as reflected on Exhibit A shall be confirmed by Seller as of the Cutoff Date and verified by Seller as of the Closing Date. Any adjustments required to said accruals and deposits as reflected on Exhibit A shall be made in the Calculation.

     The certification of the Final Purchase Price shall include any changes in any category of the Included Assets. The parties agree that the intent of calculating the Final Purchase Price is to obtain a calculation of the value of the Included Assets and the Accruals and Deposits as of the Closing Date rather than the Cut-Off Date or the Reference Date.

     3.3. CONSTRUCTION AND WARRANTY MATTERS. Seller and Purchaser agree that all responsibilities for warranty work on all Sold Units shall be and remain the responsibility of Seller. Any warranty claims on said Sold Units shall be referred by Purchaser to Seller's Orlando office for disposition. However, as additional consideration to Seller hereunder, Purchaser agrees that Purchaser shall, at no cost or expense to Seller, administer and supervise any warranty work performed by Seller or its agents in connection with any Sold Units. Seller shall arrange for direct invoicing to and payment by Seller of all fees and expenses for warranty work on the Sold Units.

     Seller and Purchaser further agree that all warranty work for the Speculative Units and Backlog Units, excluding only any Speculative Units which may be sold and

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closed by Seller before the Closing Date, shall become and remain the responsibility of Purchaser, and Purchaser shall indemnify and hold Seller harmless from and against any loss, cost, claim, damage, or expense relating to or arising out of any warranty claim on said units. Additionally, as required by the Existing Purchase Agreements, specifically the Section entitled "WARRANTIES", Purchaser shall arrange for delivery of a limited warranty issued by a third party warranty company, a copy of which limited warranty shall be provided to each Backlog Unit Purchaser on the closing of said Backlog Unit, as well as to any purchaser of any Speculative Unit.

     For warranty purposes, any Speculative Unit which is sold by Seller and for which the closing occurs prior to the Closing Date shall be deemed a Sold Unit hereunder. Any Speculative Unit which is agreed by Seller and Purchaser to be sold, but for which the closing does not occur by the Closing Date, shall be considered a Backlog Unit hereunder, for which Purchaser shall bear all responsibility for all warranty matters.

     3.4. COMPLETION OF UNIT ON LOT 106. Seller is currently constructing a residential unit on Lot 106, and said construction is nearing completion. As additional consideration to Seller hereunder for the entry of Seller into this Agreement, Purchaser agrees that Purchaser shall supervise completion of construction of said unit, including conducting the pre-closing walk through with the Purchasers of said unit, and completion of any "punch list" items identified in said walk through. Any out of pocket expenses relating to "punch list" items shall be invoiced to and paid by Seller. Seller shall pay to Purchaser the sum of Two Thousand Five Hundred and No/100 Dollars ($2,500.00) for Purchaser's assistance in supervision of the completion of construction, conduct of the walk through inspection, and completion of the "punch list" items. Said amount shall be paid by Seller to Purchaser at the time of closing on said unit, which is anticipated to occur during July, 2003.

4.   EARNEST MONEY.

     The Purchaser delivered to Seller on June 13, 2003 the sum of $25,000.00 as the Earnest Money. The Purchaser shall, unless it has elected to terminate this Agreement as provided herein, deliver to Seller by 5:00 P.M. Eastern Daylight Time on June 24, 2003, the sum of $50,000.00 as additional deposit, which sum, together with the previously delivered $25,000.00, including any interest thereon, shall thereafter be deemed for all purposes the Earnest Money. If the Purchaser shall lawfully exercise any right or option under this Agreement to rescind, cancel or terminate this Agreement, then Seller shall immediately refund the Earnest Money to the Purchaser, whereupon this Agreement shall terminate and the parties to this Agreement shall have no further rights, duties or obligations under this Agreement, except as otherwise provided herein.

5.   TITLE EXAMINATION, SURVEYS AND OBJECTIONS.

     5.1. TITLE EXAMINATION. The Purchaser shall cause the Seller's title to the Land

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and Improvements to be examined, including issuance of a Title Commitment by
Escrow Agent to Purchaser, and may have surveys prepared or updated at any time and from time to time and may, at least five (5) business days prior to Closing, give the Seller written notice of any Title Objections disclosed by such examination of title or updated survey that were not disclosed by the Purchaser's initial title examination. The Seller shall (i) satisfy or commit to satisfy at Closing, at the Seller's expense, any mortgages, liens or other monetary instrument which encumbers or otherwise impairs the marketability of the Included Assets, including assessments or homeowner's association fees affecting the Land or Improvements, judgments and liens affecting the Included Assets, (ii) satisfy or correct, at the Seller's expense, any Title Objection arising in breach of the Seller's covenants, representations or warranties under this Agreement, including bonding off any materialmen liens or other bondable Title Objections, and (iii) use reasonable efforts to cure and correct all other Title Objections. The Seller shall not be obligated to cure any Title Objections other than those described in clauses (i) and (ii) above, and shall not be obligated to expend more than $5,000.00 or to file suit to cure such Title Objections, but the cure of any such additional Title Objections shall be a condition to the Purchaser's obligation hereunder. The Purchaser shall have the right to terminate this Agreement, as more particularly provided in Section 5.2 below, if the Seller fails to cure any Title Objection.

     5.2. FAILURE TO CORRECT TITLE OBJECTIONS. If the Seller fails to satisfy or correct any Title Objection known to the Purchaser on or prior to Closing, the Purchaser shall by written notice to the Seller elect one of the following:

          5.2.1. To waive such Title Objection and to close the transaction in accordance with the terms of this Agreement; nothing contained in this Section shall waive or terminate the obligations of the Seller with respect to the removal of certain Title Objections set forth in the preceding Section.

          5.2.2. For Title Objections which the Seller is not obligated to remove as provided in Section 5.1, the Purchaser may terminate this Agreement and receive a complete refund of all Earnest Money, in which event neither the Seller nor the Purchaser shall have any further rights, duties or obligations under this Agreement except as otherwise provided herein.

          5.2.3. The matters set forth on Schedule B Section 2 of the Owner's Title Insurance Policy delivered to Purchaser at Closing shall be deemed accepted by Purchaser.

          5.2.4. Any monetary encumbrance, judgment, lien, lis pendens or other monetary matter affecting title to the Property and not known to the Purchaser on the Effective Date shall be subject to the warranty of title contained in the closing documents and other representations and warranties contained herein.

     5.3. SURVEYS. The Seller shall provide to the Purchaser all Surveys at or prior to Closing.

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

6.   REPRESENTATIONS AND WARRANTIES.

     6.1. REPRESENTATIONS AND WARRANTIES OF THE SELLER. As a material inducement to the Purchaser to enter into this Agreement and to purchase the Included Assets, the Seller hereby represents and warrants to the Purchaser as follows:

          6.1.1. ORGANIZATION OF THE SELLER. Seller is a corporation duly organized and validly existing under the laws of the State Tennessee; is in good standing and is qualified to do business under the laws of the State of Florida; and has the power to own, dispose of and execute agreements to sell the Included Assets, and to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions of this Agreement.

          6.1.2. AUTHORIZATION. This Agreement has been duly authorized by all necessary action on the part of the Seller.

          6.1.3. DUE EXECUTION. This Agreement has been duly authorized, executed and delivered by the Seller, is legal, valid binding upon the Seller and is enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of the rights or remedies of creditors generally.

          6.1.4. STATUS UNDER THE INTERNAL REVENUE CODE. The Seller is not a "foreign person" as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

          6.1.5. LITIGATION. There is no action, suit, proceeding or to Seller's Knowledge, claim (other than third party warranty claims in the normal course of business) affecting the Seller or the Included Assets which would create a Material adverse effect on the Included Assets or any portion thereof pending or being prosecuted in any court or by or before any federal, state, county or municipal department, commission, board, bureau, agency or other governmental instrumentality which could prevent consummation by the Seller of the sale of the Included Assets or the performance of the Seller's obligations hereunder. Seller has disclosed to Purchaser the existence of litigation with Mr. Robert Kusch concerning proposed office space which was never occupied, and regulatory action by the Department of Environmental Protection concerning mangroves. Seller confirms to Purchaser that said litigation and regulatory action do not involve any of the Included Assets.

          6.1.6. TITLE TO ASSETS. The Seller presently has good, marketable and indefeasible fee simple title to the Land and owns the Included Assets subject only to the Permitted Exceptions and other matters shown in the Title Commitment.

          6.1.7. RIGHTS TO PURCHASE LAND. There are no outstanding contracts, options or rights of first refusal by the Seller to any other person or entity outstanding to purchase the Land or any of the Included Assets other than the Existing Purchase Agreements and the Lot 7 Reservation Agreement as referenced on Exhibit E.

          6.1.8. COMPLIANCE WITH LAWS. To Seller's Knowledge, with respect to the Included Assets, the Seller has complied in all Material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has to Seller's Knowledge been filed, commenced or threatened against it alleging any failure so to comply which would Materially and adversely affect the Included Assets. To Seller's Knowledge, the Seller has complied with respect to the Included Assets, in all Material respects with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. To Seller's Knowledge, neither the Included Assets nor any portion thereof violates any zoning, building, fire, health, pollution, subdivision, environmental protection or waste disposal ordinance, code, law or regulation or any requirement contained in any hazard insurance policy covering the Included Assets. The Seller shall give prompt notice to the Purchaser of any such violation which shall be received by the Seller prior to Closing. Without limitation to the foregoing, to Seller's Knowledge, the Land is in compliance in all Material respects with and the Seller has received no notice and knows of no fact or condition which could give rise to a violation of any environmental law, rule, ordinance or regulation or any zoning or other land use law, rule, ordinance or regulation including, but not limited to, any of the foregoing that may affect the Land in the nature of a plan, permit, or any land use or environmental law as to endangered species. To Seller's Knowledge, the Seller is in full compliance with local, state and federal ordinances, statutes, laws or regulations governing the sale of residential lots to individuals. This Section 6.1.8 is qualified in its entirety by the matters disclosed in Section 6.1.9(B) below.

          6.1.9.    ENVIRONMENTAL WARRANTY,

                    (A) The Seller warrants and represents: (i) the Seller has not disposed of, generated from or dumped on any of the Land any toxic or hazardous substance as defined under any Environmental, Health and Safety Laws, nor, to Seller's Knowledge, has any such property been used at any time for the disposal, generation or dumping of any such toxic or hazardous substance; (ii) to Seller's Knowledge, no underground storage tanks are presently or at any time were located on the Land and subsequently removed or filled except as may have been disclosed in the environmental Phase I and II reports, with respect to the Land delivered by the Seller to the Purchaser; (iii) to Seller's Knowledge, the Land has not been used as a landfill or as a dump for garbage or refuse. For purposes herein, the term Environmental, Health and Safety Laws shall mean any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law, and any judicial interpretation of any of the foregoing, which pertains to health, safety, any hazardous material, or the environment (including but not limited to ground or air or water or noise pollution or contamination, and underground or above ground tanks) and shall include without limitation, THE Solid Waste Disposal Act, 42 U.S.C.ss. 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.ss.9601 et seq. ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"); the Hazardous Materials Transportation Act. 49 U.S.C.ss.1801 et seq.: the Federal Water Pollution Control Act, 33 U.S.C.ss.1251 et seq.; the Clean Air Act, 42 U.S.C.ss.7401 et seq.; the Toxic Substances Control Act, 15 U.S.C.ss. 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C.ss. 300 et seq. Seller shall provide a new Phase I environmental report certified to Purchaser at Seller's cost and expense. Purchaser acknowledges that Seller does not warrant the environmental reports and that Seller's Knowledge concerning the environmental condition of the Land and the Improvements is limited to the information contained in the existing Phase I and II environmental reports.

                    (B) The Seller has received no notice of violation of the conditions of any permits including (i) water, (ii) wastewater, (iii) storm water retention; (iv) environmental resource permits including mangrove trimming, endangered or threatened species protection, and (v) dredge and fill permits, including but not limited to dockage or marina permits. Seller shall provide copies of all such environmental permits, notices of violation, etc. The Seller hereby indemnifies and holds harmless Purchaser from and against the breach or any alleged breach of any of the foregoing environmental matters or permits by Seller prior to Closing, but not thereafter as such breach affects the Included Assets or any actions by Purchaser relating thereto. Notwithstanding the foregoing, Purchaser acknowledges that Seller has disclosed the specifics of certain regulatory actions which are ongoing relating to improper trimming of mangroves. Seller shall remain responsible for conclusion of such regulatory actions. Purchaser shall provide its reasonable cooperation in order to permit Seller to take such actions as are required in order to comply with the requirements of the Department of Environmental Protection and any other regulatory agencies.

          6.1.10. CONDEMNATION. There are no pending and to Seller's Knowledge there are no threatened or contemplated eminent domain proceedings affecting the Land or any part thereof. The Seller shall give prompt notice to the Purchaser of any such proceedings which occur or, to Seller's Knowledge, are threatened prior to Closing.

          6.1.11. RIGHTS OF WAY. The Land is served by private roads. To Seller's Knowledge, the rights of ingress and egress to and from the Land and adjoining public way(s) are not restricted or limited in any manner except as set forth in the Public Records of Indian River County, Florida.

          6.1.12. PROCEEDINGS AFFECTING DEVELOPMENT. To Seller's Knowledge, there are no pending or threatened proceedings that could have the effect of changing any zoning of the Land or impairing or restricting access between the Land and adjacent public roads which would Materially impair the ability of the Purchaser to develop the portion of the Land affected as a single family residential project consistent with the Seller's development plans for that portion of the Land.

          6.1.13. USE RESTRICTIONS. Except for the Permitted Title Exceptions, neither the Seller, nor any predecessor in title to the Seller, has any agreement currently in effect with any entity, public or private, which would be binding upon the Purchaser and would prevent the use of the Land for any of the uses allowed for single family residential development.

          6.1.14. BANKRUPTCY. The Seller is not the subject of any bankruptcy, reorganization or insolvency proceeding or to Seller's Knowledge threatened against the Seller.

          6.1.15. CONTRACTS. The list of Contracts set forth on Exhibit E attached hereto is a true and exact list of all contracts affecting the Land or the Seller as of the Date of Closing. No amount remains unpaid thereunder except for amounts shown on the Accrual and Deposits Schedule.

          6.1.16. AGREEMENTS. Except for the Permitted Exceptions, there are no service contracts, management agreements, or other agreements or instruments in force and effect, oral or written, that grant to any person whomsoever or any entity whatsoever any right, title, interest, or benefit in or to all or any part of the Land or Improvements other than the Existing Purchase Agreements, or any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Land or Improvements, which will survive the Closing or be binding upon the Purchaser. The list of the Existing Purchase Agreements set forth on Exhibit J is a true and exact list of all purchase agreements affecting the Included Assets.

          6.1.17. UTILITIES. To Seller's Knowledge, all portions of the Land are served by utilities (which may include water, sewer, storm sewer, and electric) all in accordance with the development plans of the Seller which have been provided to the Purchaser on or before Closing.

          6.1.18. LICENSES, ENTITLEMENTS, AND PERMITS. To Seller's Knowledge, Seller is in Material compliance in all respects with all Licenses, Entitlements, and Permits and has received no notification that it is not in compliance with any of the foregoing; no transfer fee is payable with respect to the transfer of such permits and licenses; and the Licenses, Entitlements, and Permits are sufficient in all respects to conduct business in the manner currently under construction and development.

          6.1.19. RESTRICTIVE COVENANTS. To Seller's Knowledge, the Improvements, and the Included Assets are in Material compliance with all restrictive covenants affecting the Land.

          6.1.20. ACCESS TO MATERIAL INFORMATION. To Seller's Knowledge, the Seller has not withheld from the Purchaser any Material information, books, records, files or other matters in the possession of the Seller related to the Included Assets.

          6.1.21. LEASES. The Leases are in full force and effect, all obligations of the Seller are current and the Seller is in compliance, in all Material respects, with all Material terms and conditions thereof. Seller has provided to the Purchaser complete copies of the Leases. The Purchaser shall designate the Leases to be assumed on or before Closing and the obligations of either party with respect to the transfer shall be conditioned upon the receipt of all required approvals. Except for the Leases, there are no parties in possession of the Land or entitled to possession thereof other than the Seller, except for existing month to month leases which are subject to termination on thirty days notice. As to any Lease for which consent of a third party is necessary and cannot be obtained, assumption of said Lease by Purchaser shall not be required, but the failure to obtain said consent shall not allow Purchaser to terminate this Agreement or refuse to proceed to consummate the transaction contemplated hereby.

          6.1.22. BACKLOG UNITS AND SPECULATIVE UNITS. The list of the Backlog Units and the Speculative Units on Exhibit C are a true and complete list of the respective items.

                    (A) As to Backlog Units, on June 24, 2003, Seller shall cease work on the Backlog Units. Purchaser and Seller will thereupon jointly review and inspect the status of construction and shall confirm the Direct Costs attributable to each Backlog Unit. Seller shall be paid for the Direct Costs actually expended in the construction of the Backlog Units.

                    (B) As to Speculative Units, on June 24, 2003, Seller shall cease work on the Speculative Units. Purchaser and Seller will thereupon review and inspect the status of construction, and shall confirm the Direct Costs attributable to each Speculative Unit. Seller shall be paid for the Direct Costs actually expended in construction of the Speculative Units.

          6.1.23. TRUTH AND ACCURACY OF THE REPRESENTATIONS AND WARRANTIES. At the Closing, no representation, warranty or covenant of the Seller contained in this Agreement or in any other written statement or certificate delivered by the Seller pursuant to this Agreement or in connection with the transactions contemplated herein contains or will contain any untrue statement of a Material fact or omits or will omit to state a Material fact necessary to make the statements contained herein or therein not misleading.

          6.1.24. CHANGE ORDERS, DELAYS AND COST OVERRUNS WITH RESPECT TO SPECULATIVE UNITS AND BACKLOG UNITS. To Seller's Knowledge there are no cost overruns, delays or change orders with respect to the Speculative Units and Backlog Units that modify the estimates delivered to the Purchaser.

          6.1.25. SPECULATIVE UNITS. The Speculative Units are the only units or parcels of Land that are permitted, as provided herein, to be conveyed to any entity during the period after the Effective Date to and through midnight of the Closing Date.

          6.1.26.   NO VIOLATIONS. Neither the execution and delivery of this

Agreement by the Seller nor its performance will create in any party the right to accelerate, terminate or modify any agreement that would Materially and adversely affect its ability to perform this Agreement, nor is any notice, consent or approval of any governmental body required for the Seller to consummate the transaction contemplated herein.

          6.1.27. INCLUDED ASSETS. The Seller owns all Plans, Specifications, drawings, permits, Licenses, Entitlements and Permits, and other governmental permissions and licenses utilized in the construction of the existing or proposed units, models for proposed units types, the Clubhouse, amenities, infrastructure, sales office, lease of the sales model, signage, telephone numbers and shall transfer same without claim or offset by any other person and fully warrants title to all Included Assets.

          6.1.28. SELLER'S KNOWLEDGE. All representations and warranties of Seller contained herein are expressly limited to Seller's Knowledge as defined herein. No fact, information, or matter known to any officer or agent of Seller other than David G. Byrnes, Pete Small, and Ed Suchora shall be deemed known to Seller for any purpose hereunder.

PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER WOULD NOT ENTER INTO THIS TRANSACTION BUT FOR PURCHASER'S AGREEMENT TO ACCEPT THE PROPERTY TO BE CONVEYED AND DELIVERED HEREUNDER "AS IS, WHEREAS, WITH ALL FAULTS", EXCEPT AS MODIFIED BY THE TERMS AND PROVISIONS OF THIS AGREEMENT. SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, RELATING TO ANY ASSETS TO BE CONVEYED HEREUNDER, INCLUDING THEIR MERCHANTABILITY OR FITNESS FOR A SPECIFIC PURPOSE EXCEPT AS PROVIDED HEREIN. PURCHASER SHALL INDEMNIFY AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS RELATING TO THE CONDITION OF THE ASSETS TO BE CONVEYED HEREUNDER EXCEPT TO THE EXTENT OF ANY REPRESENTATIONS AND WARRANTIES BY SELLER CONTAINED IN THIS AGREEMENT.

     6.2. REPRESENTATIONS AND WARRANTIES OF ICRP.

          6.2.1. ICRP is a limited liability company duly organized and validly existing under the laws of the State of Florida; and has the power and the authority to enter into this Agreement and perform the obligations hereunder. The execution and delivery of this Agreement have been properly authorized by all necessary corporate action and do not contravene any instrument or document to which ICRP is a party.

          6.2.2. ICRP is not the subject of any bankruptcy, reorganization or insolvency proceeding or, to the best of its knowledge, threatened against ICRP.

     6.3  REPRESENTATIONS AND WARRANTIES OF CALTON, INC.

          6.3.1 Calton, Inc. is a corporation duly organized and validly existing under the laws of the State of New Jersey; and has the power and authority to guaranty the obligations of the Purchaser hereunder. The execution and delivery of such guaranty has been properly authorized by all necessary corporate action and does not contravene any instrument or document to which Calton is a party.

          6.3.2 Calton is not the subject of any bankruptcy, reorganization or insolvency proceeding or, to the best of its knowledge, threatened against Calton.

7.   ADDITIONAL AGREEMENTS.

     7.1. AGREEMENTS AFFECTING THE INCLUDED ASSETS. So long as this Agreement remains in full force, the Seller shall not sell, contract to sell, option, assign, rent, lease, convey (absolutely or as security), grant a security interest in or otherwise encumber or dispose of all or any part of the Included Assets (or any interest or estate in the Included Assets), nor take any action that would change or affect the zoning of the Included Assets or restrict the development of the Included Assets, Materially or adversely affect the Licenses, Entitlements and Permits without the express written consent of Purchaser, except for the permitted continuing marketing and sale of Speculative Units, which if sold and closed, shall result in a reduction of the Purchase Price hereunder as otherwise described herein. The Seller shall continue to hold title to the Backlog Units subject to the rights of Purchaser under this Agreement until the Closing Date at which time Seller shall convey the Speculative Units and the Backlog Units, together with the Vacant Lots and the other Included Assets, to Purchaser. The Seller agrees to make all Material decisions with respect to the Included Assets (other than Speculative Units being marketed for sale) only with the prior written approval of the Purchaser, which shall include significant price discounts, owner concessions or promotions. The term significant in this instance shall mean a Material departure from the pricing structure, discounts and promotions as of the Reference Date. The Seller shall not incur any expenses or make any payments outside of the normal course of business and relating to the Included Assets prior to the Closing.

     7.2. THE PURCHASER'S ACCESS AND INSPECTION. Upon the Purchaser's reasonable request, the Seller shall provide the Purchaser and its authorized representatives full access during normal business hours, including weekends, from and after the date hereof until the Closing to the Included Assets and the books and records of the Seller relating to the Seller's Business for the purpose of making such investigation as the Purchaser may desire, and the Seller shall furnish the Purchaser such information concerning the Seller's Business or the Included Assets as the Purchaser may request. The Seller shall assist the Purchaser in making such investigation and shall cause its counsel, accountants, engineers, consultants and other non-employee representatives to be reasonably available to the Purchaser for such purposes. Purchaser shall undertake the foregoing inspections in accordance with the confidentiality provisions hereof and the confidentiality agreements between the Seller and the Purchaser. Purchaser agrees that no agent of Purchaser shall advise any of the Employees of the existence of this Agreement or the substance of the transaction contemplated hereby. All requests for information and clarification of previously provided information desired by Purchaser shall be directed to Mr. Pete Small.

     7.3. COOPERATION. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, and all parties shall use their best efforts to consummate the transactions contemplated herein and to fulfill their obligations hereunder, including, without limitation, causing to be fulfilled at the earliest practical date the conditions precedent to the obligations of the parties to consummate the transactions contemplated hereby. Without the prior written consent of the other parties, no party hereto may take any intentional action that would cause the conditions precedent to the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, taking or causing to be taken any action which would cause the representations and warranties made by such party herein not to be true, correct and complete as of the Closing.

     7.4. EXPENSES. All expenses incurred by the Purchaser in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants for the Purchaser, shall be paid by the Purchaser. All expenses incurred by the Seller in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants for the Seller shall be paid by the Seller.

     7.5. WAIVER OF BULK SALES LAW COMPLIANCE. Compliance with the bulk sales laws of the State of Florida and in any other jurisdiction where the Seller conducts its business is hereby waived by the Purchaser, and the Seller hereby agrees to defend, indemnify and hold harmless the Purchaser and its affiliates from and against any claims by any Person arising out of or due to the failure to comply with such bulk sales laws, including, without limitation, any claims by any Person against all or any part of the Included Assets.

     7.6. EMPLOYEES. The Purchaser and the Seller agree that the Purchaser is acquiring certain but not all of the assets of the Seller. As additional consideration to Seller hereunder, Purchaser has agreed to offer employment to each of the Employees on the same general terms and conditions as said Employees are currently employed by Seller, but subject to the existing employment and personnel policies of Purchaser and Calton, and for an employment period not less than ninety (90) days. Purchaser additionally agrees that any Employees who remain employed by Purchaser on January 15, 2004, shall have their employment status reviewed during the month of January, 2004, and such review shall include good faith consideration by Purchaser of whether such Employee should be given an increase in compensation.

     Seller shall credit Purchaser in the amount shown on Exhibit A for accrued vacation of the Employees at the Closing. Seller hereby confirms to Purchaser that no severance payments or other payments shall be due any Employees who elect not to accept employment with Purchaser after the Closing.

     7.7. POST CLOSING WIND UP. Seller may retain copies of records transferred to the Purchaser. Purchaser agrees to cooperate with the Seller in order to permit the Seller to prepare its tax returns, financial statements and other financial information.

     7.8.  CLUBHOUSE, COMMON FACILITIES AND JUNGLE TRAIL BUFFER.

                    (A) As to the Clubhouse and Common Facilities. Seller agrees that it will complete the construction of the Clubhouse, including furnishings, together with pool, parking lot, landscaping, related amenities and any other such Common Factilities as are listed in attached Exhibit D. Seller shall indemnify and hold Purchaser harmless from any claims for damages made by any third party relating to the construction of the Clubhouse.

                    (B) As to the Jungle Trail Buffer. Seller will be responsible for all interfacing with the Department of Environmental Protection and other governmental entities, regarding mitigation requirements, mangrove trimming permits and work on the property located on the west side of Jungle Trail, paying any and all fines and costs of such mitigation for matters caused by Seller or its agents, and shall assure that the transfer of that property, the permits and any related responsibilities (if required) go directly from Seller to the Association.

     7.9. ADJACENT PROPERTY. Seller has advised Purchaser that the contract for purchase of certain adjacent property (the "Adjacent Property") is no longer of any force or effect. Seller agrees to provide an introduction of Purchaser to counsel and consultants for the owners of the Adjacent Property, and to provide Seller's reasonable cooperation in connection with Purchaser's investigation of the Adjacent Property for possible acquisition and development.

     7.10. ACCESS TO ADJACENT PARCEL. Seller has provided to Purchaser the proposed Easement Agreement pursuant to which Seller and the owner of the Adjacent Property are endeavoring to resolve access to the Adjacent Property over Island Club Manor. Seller makes no representations or warranties of any kind relating to the existence or quality of said access. Purchaser agrees that it shall satisfy itself as to the feasibility of and conditions under which access to the Adjacent Property shall be granted over Island Club Manor.

     7.11. HOMEOWNER'S ASSOCIATION FOR ISLAND CLUB. Seller will continue to operate the existing homeowner's association (the "Association") through the time of turnover of the Association to its members. Seller has advised Purchaser that Seller intends to turn over control of the Association shortly after Closing, but in no event sooner than sixty (60) days subsequent to the Closing without the agreement of Purchaser. Seller agrees that, provided Purchaser submits any proposed minor changes to the existing Plans and Specifications for approval by the Association, Seller shall ensure that the Association (during the time period while the Association is controlled by the Developer appointed representatives), approves all existing Plans and Specifications and considers such revisions to the Plans and Specifications as may be submitted by Purchaser on a good faith basis, and provides written evidence of Association approval of such modifications if appropriate. Notwithstanding the foregoing, under no circumstance shall Seller be required to remain in control of the Association after sixty (60) days from the Closing, whether or not Purchaser has obtained its desired approvals of changes to existing Plans and Specifications. Seller will remain liable for any costs or expenses which are the responsibility of Seller that arise from the Association and the maintenance of Common Facilities prior to such turnover. Purchaser acknowledges that it has been advised by Seller that Purchaser should satisfy itself as to all matters relating to the Association and the Declaration of Covenants, Conditions, and Restrictions which encumbers certain of the Included Assets (the "Declaration"), including matters relating to approval of plans for construction of units, provisions for annexation of additional property into the Declaration and the Association, feasibility of use of Common Facilities by the owners of residential units on any land to be annexed, and all other matters relating to the Association and the Declaration. Purchaser shall be liable for payment of assessments to the Association for the Vacant Lots, the Backlog Units and the Speculative Units from the Closing Date forward, which assessments are currently $771.99 per quarter as well as the capital contributions which are required to be paid relating to the Vacant Lots, the Backlog Units and the Speculative Units under the Declaration.

     7.12. DRAWS AGAINST COMMISSIONS. Seller has advised Purchaser that employee Kathryn Ullian currently receives a draw against real estate commissions to be earned and paid. Seller agrees that Seller shall reconcile any draws against commissions with Ms. Ullian in connection with payment of commissions on closings relating to Units 90, 106, and 110.

     7.13. BUILDING PERMIT MATTERS. Seller agrees that from Closing until August 1, 2003, Seller will continue to pull building permits under its qualifier/general contractor's license for the construction of new units being constructed by Purchaser as a subcontractor to Seller. Said license shall remain in place on all units for which building permits have been pulled prior to the Closing Date and for any building permits pulled during the month of July, 2003 (the "Pulled Permits"), until September 1, 2003, at which time Seller shall notify appropriate permitting authorities that Seller's qualifier/general contractor's license is no longer available in connection with the Pulled Permits. Seller agrees to cooperate with Purchaser to transfer the Pulled Permits prior to September 1, 2003. Purchaser agrees that as to any of the Pulled Permits which are to be obtained after the Closing Date (the "Post Closing Pulled Permits"), Seller shall provide the reasonable cooperation of Seller's qualifier/general contractor (the "Qualifier") in connection with the execution of said permits, provided that Purchaser shall provide all required documents for execution at Seller's offices in Orlando, Florida, and Purchaser shall bear all responsibility and expense for processing of said permits, submission of said permits once issued, and obtaining of said permits from appropriate permitting authorities. All work performed under any of the Pulled Permits after the Closing Date shall be arranged, contracted for, and paid for by the Purchaser, and neither Seller nor Qualifier shall have any financial or professional responsibility relating to such contracts and work. Purchaser shall indemnify and hold Seller and Qualifier harmless from and against any loss, cost, claim, damage, or expense relating to or arising out of utilization of said license in connection with the Pulled Permits for any construction activities occurring after the Closing Date. One Hundred and No/100 Dollars ($100.00) of the Purchase Price is specifically agreed between Seller and Purchaser as being consideration for the indemnity provided by the preceding sentence. Such indemnity shall be in an amount not to exceed One Million and No/100 Dollars ($1,000,000.00). Purchaser covenants and agrees (i)not to hold itself out as a licensed general contractor until such time a Purchaser is so qualified; and (ii) until such time as Purchaser delivers to Seller a letter from the Indian River County Building Department reasonably acceptable to Seller and its counsel that no disclosure of more than the general contractor license number of Seller is required in connection with construction contracts under the Pulled Permits, Purchaser will disclose to buyers under said contracts that Seller in the licensed general contractor thereunder.

     7.14 Insurance Requirements. As of the Closing Date, the Purchaser is responsible for Builders Risk and Property coverage on all Speculative Units, Backlog Units, Model Units, Sales Office and related improvements and amenities. Builders Risk and Property coverage provided by Seller will cease as of the Closing Date. Prior to Closing Date, the Purchaser shall provide evidence of Commercial General Liability indicating limits of $3,000,000 per Occurrence/$3,000,000 General Aggregate/$3,000,000 Completed Operations Aggregate. Seller and Qualifier shall be named as additional insured, including completed operations. Coverage afforded to Seller and Qualifier shall be primary and non-contributory and include contractual coverage for indemnification herein.

8.   INSPECTION PERIOD.

     The Purchaser shall have until the Cut Off Date to review the Included Assets. In the event that the Purchaser determines, in its sole discretion, that the Included Assets are not satisfactory, then the Purchaser shall notify the Seller in writing that the Purchaser is terminating this Agreement whereupon this Agreement shall terminate. Seller shall promptly return the Earnest Money and any other amounts paid to it hereunder to the Purchaser, whereupon this Agreement shall terminate and the parties to this Agreement shall have no further rights, duties or obligations under this Agreement except as otherwise provided herein. As set forth in Section 13.1, and notwithstanding any other provision herein apparently to the contrary, in the event Purchaser elects to terminate this Agreement after June 24, 2003 for any reason other than a Seller's default hereunder, the Earnest Money shall be retained by Seller as liquidated damages in consideration of Seller's entering into this Agreement and removal of the Included Assets from the market. Upon such termination and retention by Seller of the Earnest Money, all parties shall be released from further liability hereunder except as otherwise provided herein.

9.   CLOSING.

     9.1. CLOSING DATE AND PLACE. The pre-closing of the transaction contemplated hereby shall occur on June 30, 2003 at the offices of Dorothy A. Hudson, Chartered, 2903 Cardinal Drive, Vero Beach, Florida. The Purchaser and Seller shall satisfy the conditions contained herein including the execution and delivery of the documents required to be executed and delivered hereunder on June 30, 2003. All documents shall be dated as of the Closing Date and the Closing shall be deemed to have occurred as of 11:59 p.m. on the day prior to the Closing Date. Either party may elect a "mail away" closing whereby documents are executed elsewhere and delivered to the offices of Ms. Hudson as provided herein by express delivery.

     9.2. CLOSING TRANSACTIONS. The following shall occur on June 30, 2003 and, as to the closing documents, shall be deemed delivered on the Closing Date, each being a condition precedent to the others and all being considered as occurring simultaneously;

          9.2.1. The Seller shall execute in recordable form and deliver to the Purchaser a warranty deed conveying title to the Land and Improvements.

          9.2.2. The Purchaser shall prepay to the Seller the Purchase Price for the Included Assets in the amount and the manner specified in Section 3 hereof.

          9.2.3. The Seller shall execute and deliver an assignment of the Leases in a form approved by the Purchaser and the Purchaser shall execute and deliver its assumption thereof at Closing.

          9.2.4. The Seller shall cause to be executed and delivered to the Purchaser an affidavit of the Seller stating that: (i) there are no boundary disputes affecting the Land, (ii) improvements or repairs have been made on the Land by the Seller within ninety-five (95) days prior to Closing and all costs with respect thereto have been paid in full, will be paid in full at Closing, or Seller will indemnify Purchaser against nonpayment of such costs, (iii) the Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, (iv) no party other than the Seller has possession or rights to possession of the Land except for the Existing Purchase Agreements, and (v) such other information as the Purchaser's title insurer may reasonably require in order to delete the standard printed exceptions in the Purchaser's policy of owner's title insurance.

          9.2.5. The Seller and the Purchaser shall execute and/or deliver, as applicable, such other documents, certificates and the like, as may be required pursuant to this Agreement or necessary or desirable to carry out their respective obligations under this Agreement.

          9.2.6. Subject to the provisions of the last paragraph of Section 6.1, the Parties shall affirm to each other that the warranties and representations set forth in Section 6 hereof are true and correct in all Material respects as of the Closing Date, except for such matters as the certifying party has advised the other pursuant to such Section.

          9.2.7. The Seller shall deliver to the Purchaser possession of the Included Assets as herein contemplated.

          9.2.8. Escrow Agent shall deliver to the Purchaser an ALTA owner's policy showing title to the Land vested in the Purchaser subject only to Permitted Exceptions with an effective date of the date of recording of the conveyance documents.

          9.2.9. The Seller shall execute and deliver to the Purchaser a warranty bill of sale conveying the Personal Property and Intangible Property to the Purchaser.

          9.2.10. The Purchaser shall deliver to the Seller an assumption of the Assumed Liabilities, the Contracts, and the Leases.

          9.2.11. The Seller shall execute and deliver to Purchaser an Assignment of all Existing Purchase Agreements described in Exhibit "J".

          9.2.12. The Seller shall execute and deliver to Purchaser an Assignment of all Contracts, Licenses, Entitlements, and Permits related to construction of the Included Assets.

          9.2.13. Such other documents as either party may reasonably require to consummate the transaction contemplated hereby.

     The performance by each party hereto of its obligations as set forth in this Section 9.2 shall constitute an express condition to the performance by the other party hereto of its obligations under this Section 9.2. and the failure of either party to perform its respective obligations as set forth in this Section
9.2 shall excuse performance by the other party of its respective obligations set forth in this Section 9.2. Nothing contained in this Section, however, shall release or discharge the non-performing party from its obligations and liabilities under this Agreement.

     9.3. PRORATIONS: EXPENSES OF CLOSING.

          9.3.1. Ad valorem taxes for the Land for the year of the Closing shall be prorated as of the Closing Date based on the most current tax bill for the Land and on the basis of the fiscal year for which such taxes are levied or assessed, I.E., January 1 through December 31. The Seller shall be responsible for all "roll back" taxes applicable to any period of ownership other than that of the Purchaser. The Purchaser shall be responsible for the ad valorem real estate taxes attributable to the Land for the period from and after the Closing Date. If any of the Land is treated as part of a larger tract for ad valorem real estate tax purposes, then the ad valorem real estate taxes attributable to such Land shall be equal to the taxes assessed against such larger tract (land only) multiplied by a fraction, the numerator of which is the acreage in the Land and the denominator of which is the acreage in the larger tract. If the actual tax bill for the year of Closing differs from the tax bill upon which the proration is based, the parties agree that taxes will be reprorated and the deferred portion of the Purchase Price will be adjusted to conform to the actual bill when received.

           9.3.2. The Seller shall pay all transfer, franchise and documentary stamp taxes or charges in connection with the purchase and sale contemplated in this Agreement, and the Seller's attorneys' fees. The Purchaser shall pay sales tax on the Personal Property and its attorneys' fees. Purchaser covenants and agrees to file the required sale tax remittance report promptly after Closing, together with the applicable sales tax on the Personal Property, and to provide Seller with a copy of said sales tax remittance report and check remitting said sales taxes. All recording costs, and other costs associated with the transfer of the Land in the State of Florida shall be paid by the Seller. The Purchaser shall pay its title insurance costs.

           9.3.3 Seller shall arrange for final reading of utility meters for the Included Assets, including utilities for the unit which is the subject of the Model Lease described on Exhibit B and for the Construction Office Lease described on Exhibit B. Purchaser shall make arrangements for the transfer or reconnection of said utilities in Purchaser's name as of the Closing Date, including the delivery by Purchaser of any deposits required for the provision of such utility services.

           9.3.4 Seller and Purchaser shall prorate the expenses of the Leases and the Contracts, with Seller bearing all expenses of the Leases and the Contracts through the Closing Date, and Purchaser bearing all expenses of the Leases and Contracts after the Closing Date.

10.  CONDEMNATION OR DESTRUCTION.

     10.1. TAKING OR DESTRUCTION OF THE INCLUDED ASSETS. If, between the Effective Date and the Closing, any Material portion of the Land or any Material interest therein that is of such size and configuration or character to interfere with the development of the Land for the Purchaser's intended use is taken in condemnation or is Materially damaged or destroyed, the Purchaser shall have the right by written notice given to the Seller to terminate this Agreement, or to exclude that particular portion of the Land or the Project affected by the condemnation and receive a corresponding reduction in the Purchase Price, and in the event of such termination, the Purchaser shall be entitled to the return of the Earnest Money, after which return the Purchaser and the Seller shall have no further liability or obligation to each other or to anyone else under this Agreement except as provided herein.

11.  BROKERS.

     Each party represents to the other that there is no broker or other person entitled to a commission or similar fee in connection with this transaction. Each party covenants and agrees to defend, indemnify and save harmless the other from and against any claim for brokerage or other commission or similar fee or compensation

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

for any service rendered at its instance in connection with this transaction. The foregoing indemnification shall survive any termination of this Agreement.

12.  RIGHT OF ENTRY.

     12.1. TESTS, BORINGS AND EXAMINATIONS. Following the Effective Date and prior to the Closing, the Purchaser and its representatives may enter upon the Land for purposes of conducting soil and environmental tests, engineering studies, land planning and other testing and exploration work deemed necessary or appropriate by the Purchaser to formulate plans for the intended use. The Purchaser shall restore the Land after any invasive tests conducted by the Purchaser.

     12.2. INDEMNIFICATION. The Purchaser shall indemnify and hold the Seller harmless from and against any and all claims, demands, actions, causes of action, losses and expenses (including, without limitation, reasonable attorneys' fees, both at trial and appellate levels, and court costs) which are asserted against the Seller and which shall or may arise by reason of the Purchaser's exercise of its rights under Section 12.1 hereof. The indemnification contained in this Section 12.2 shall survive the Closing and any termination, expiration or lapse of this Agreement.

13.  DEFAULT.

     13.1. THE PURCHASER'S DEFAULT. If after notice and the expiration of the applicable cure period, the Purchaser shall default in the performance of its obligations hereunder prior to or on the Closing Date, the Seller shall have the right to treat this Agreement as null and void and to retain the Earnest Money as full liquidated damages suffered by the Seller by virtue of the Purchaser's default. The Purchaser and the Seller acknowledge and agree that actual damages to be suffered by the Seller in the event of a default by the Purchaser are by their nature difficult or impossible to determine with exactness and because the Purchaser would not have entered into this Agreement unless the Purchaser were exculpated from personal liability as provided herein. Accordingly, the Seller and the Purchaser acknowledge and agree that liquidated damages in the amount of the Earnest Money is a reasonable estimate of the Seller's loss in the event of the Purchaser's default under this Agreement on or prior to the Closing Date, is not a penalty and is intended to be full liquidated damages in lieu of any other remedy as permitted by law or equity. The Seller hereby waives the right to pursue any other damages against the Purchaser and the remedy of specific performance against the Purchaser. Notwithstanding the foregoing, Purchaser acknowledges that in the event of a default by Purchaser hereunder prior to delivery of the additional $50,000.00 as Earnest Money Deposit, the Earnest Money Deposit of $25,000.00 shall be forfeited to Seller. Further, if Purchaser terminates this Agreement or defaults hereunder for any reason whatsoever after delivery of the additional $50,000.00, the entire Earnest Money Deposit of Seventy Five Thousand and No/100 Dollars ($75,000.00) shall be forfeited by Purchaser to Seller as consideration for entering into this Agreement. Said forfeiture is agreed on liquidated damages and not a penalty, Seller and Purchaser having agreed that the precise financial detriment to Seller by virtue of removal of the Included Assets from the market is fairly represented by forfeiture of the Earnest Money Deposit to Seller. Said liquidated damages shall in no way be deemed to limit the indemnification obligations of Purchaser and Calton hereunder. Notwithstanding the foregoing, Seller shall have the right to pursue any indemnities provided to Seller hereunder.

     13.2. THE SELLER'S DEFAULT. If the Seller shall default in the performance of its obligations hereunder, or breaches any representation or warranty, then the Purchaser shall have the right to treat this Agreement as null and void and to obtain the Earnest Money, or to treat this Agreement as being in full force and effect and to seek the remedy of specific performance against the Seller as its sole and exclusive remedy hereunder.

     13.3. POST CLOSING REMEDIES. After the Closing, the Purchaser and the Seller shall have the right to seek specific performance of the obligation, representation, or warranty alleged to be breached hereunder.

     13.4. REQUIRED NOTICE AND CURE PERIOD. Neither party shall declare a default or breach of the obligations of the other hereunder or exercise any right or remedy with respect to such alleged breach or default until that party provides the other notice of the alleged event of default and a detailed statement of the actions required to cure such event of default. Thereafter, the alleged defaulting party shall have a period of thirty (30) days from the date of receipt of such notice in which to cure, or commence and diligently continue curative efforts to cure, the alleged event of default in the manner designated in such notice. Notwithstanding the foregoing, no notice or cure period shall be allowed for a failure of either party to close on the Closing Date.

     The commencement of and continuation of the cure period shall be conditioned upon the alleged defaulting party consistently and in good faith attempting to cure the alleged breach or event of default during the cure period and the communication by the alleged defaulting party of its intent to undertake curative action within three days of the date of receipt of the notice of the alleged event of default.

     13.5. EFFECT OF TERMINATION; LIQUIDATED DAMAGES. Upon termination of this Agreement in the manner set forth in either Section 13.1 or 13.2, neither party shall have any further obligations or liabilities to the other or to anyone else hereunder except for the indemnity provisions hereof and as otherwise specifically provided herein. If the Seller elects to terminate this Agreement in accordance with Section 13.1, the liquidated damages are intended not as a penalty, but for liquidation of damages, the parties declaring and agreeing that the Earnest Money is and represents the reasonable damages of the Seller in the event of the Purchaser's breach.

     13.6. TERMINATION OF AGREEMENT. This Agreement may be terminated as provided below:

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

           13.6.1. The parties may terminate this Agreement by mutual written consent at any time prior to the Closing:

                    (A) The Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event (i) the Seller has breached any Material representation, warranty, or covenant contained in this Agreement in any Material respect, the Purchaser has notified the Seller of the breach, and the breach has continued without cure during the applicable cure period, or (ii) if the Closing shall not have occurred on or before the Closing Date, unless the failure results primarily from the Purchaser breaching any representation, warranty, or covenant contained in this Agreement, or (iii) pursuant to any other specific provision set forth in this Agreement.

                    (B) The Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing in the event
(i) the Purchaser has breached any Material representation, warranty, or covenant contained in this Agreement in any Material respect, the Seller has notified the Purchaser of the breach, and the breach has continued without cure during the applicable cure period, or (ii) if the Closing shall not have occurred on or before the Closing Date, unless the failure results primarily from the Seller breaching any representation, warranty or covenant contained in this Agreement, or (iii) pursuant to any other specific provision set forth in this Agreement.

           13.6.2. EFFECT OF TERMINATION. If any party terminates this Agreement pursuant to this Section 13.6, all rights and obligations of the parties hereunder shall terminate without further liability of any party hereto to any other party except as otherwise provided herein and the Earnest Money shall be returned to the Purchaser, provided, however, if the Seller terminates this Agreement pursuant to Section 13.6.1(B)(i) above, the Seller shall be entitled to retain the Earnest Money. No termination of this Agreement shall waive or otherwise terminate any indemnification provisions hereof.

14.  INDEMNIFICATIONS.

     14.1. INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE PURCHASER.

                    (A) In the event the Seller breaches, or in the event any third party alleges facts that, if true, would mean the Seller has breached, any of its representations, warranties or covenants contained in this Agreement, provided that the Purchaser makes a written claim for indemnification against the Seller as provided in this Section, then the Seller agrees to indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser may suffer through and after the date of the claim for indemnification resulting from, arising out of, or caused by the breach or the alleged breach.

                    (B) The Seller agrees to indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

                          (1)   any liability of the Seller which is not an
Assumed Liability or in any way arising out of an act or omission of the Seller prior to Closing (other than an Assumed Liability);

                          (2)   any liability of the Seller that is imposed on
the Purchaser by operation of law, including under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability, which is not an Assumed Liability;

                          (3)   any liability of the Seller for the unpaid taxes
which are not an Assumed Liability of any person as a transferee or successor, by contract, or otherwise;

                          (4)   any claims by third party homeowners with
respect to structural or other repair work required under any Sold Unit except as contemplated by Section 3.3; and

                          (5)   any other indemnity by the Seller under this
Agreement.

     The indemnification provisions hereof by Seller shall be further subject to the following limitations: (i) Purchaser shall not make a claim with respect to such indemnification until the aggregate amount of claims hereunder exceeds $20,000.00; and (ii) the total amount of liability under such indemnification shall be limited to an aggregate of One Hundred Thousand Dollars ($100,000), excluding any liability of Seller for the first Twenty Thousand Dollars ($20,000) of claims.

          14.2. INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER. Purchaser and Calton agree to indemnify the Seller as follows:

                    (A) In the event the Purchaser breaches, or in the event any third party alleges facts that, if true, would mean the Purchaser has breached, any of its representations, warranties, and covenants contained in this Agreement, provided that the Seller makes a written claim for indemnification against the Purchaser as provided in this Section 14, then the Seller shall be indemnified from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification including any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of or caused by the breach or the alleged breach;

                    (B) From and against, the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability or in any way arising out of an act or omission of the Purchaser following Closing;

                    (C) Adverse Consequences under other indemnities under this Agreement; and

                    (D) The Purchaser and Calton agree to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of or, relating to any indemnity of Purchaser under this Agreement.

     The indemnification provisions by the Purchaser and Calton are joint and several. Calton has executed and delivered this indemnity for the purpose of evidencing its obligation to be liable for any indemnification by the Purchaser hereunder. Accordingly, the Seller shall not be obligated to: (i) join the Purchaser in any action under any indemnity hereunder; (ii) satisfy any actions or judgments against Purchaser; or (iii) pursue any available remedies against the Purchaser prior to pursuing remedies against and satisfying judgments or other rights against Calton.

     The indemnification provisions hereof by Purchaser shall be further subject to the following limitations: (i) Seller shall not make a claim with respect to such indemnification until the aggregate amount of claims hereunder exceeds $20,000.00; and (ii) the total amount of liability under such indemnification shall be limited to an aggregate of One Hundred Thousand Dollars ($100,000) excluding any liability of Buyer for the first Twenty Thousand Dollars ($20,000) of claims.

          14.3. MATTERS INVOLVING THIRD PARTIES. If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Section 14, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless and then solely to the extent the Indemnifying Party thereby is prejudiced.

                    (A) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as:

                          (1)   the Indemnifying Party notifies the Indemnified
Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party, without qualification or reservation, from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim;

                          (2)   the Indemnifying Party provides the Indemnified
Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder;

                          (3)   the Third Party Claim involves only money
damages and does not seek an injunction or other equitable relief;

                          (4)   settlement of, or an adverse judgment with
respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice Materially adverse to the continuing business interests of the Indemnified Party;

                          (5)   the Indemnifying Party conducts the defense of
the Third Party Claim actively and diligently; and

                          (6)   the counsel selected at the time of selection
and continuously has, in the reasonable judgment of the Indemnified Party, no conflict of interest with respect to each action and its appearance therein.

                    (B) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 14.3 hereof:

                          (1)   the Indemnified Party may retain separate
co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim;

                          (2)   the Indemnified Party will not consent to the
entry of any judgment or enter into any settlement with respect to the Third Party Claim, without the prior written consent of the Indemnifying Party, not to be withheld unreasonably; and

                          (3)   the Indemnifying Party will not consent to the
entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, not to be withheld unreasonably.

                    (C) In the event any of the conditions in Section 14.3 hereof are not satisfied at any time, however:

                          (1)   the Indemnified Party may defend against, and
consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith);

                          (2)   the Indemnifying Parties will reimburse the
Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim including reasonable attorneys' fees and expenses; and

                          (3)   the Indemnifying Parties will remain responsible
for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 14.

          14.4 PROHIBITION OF CLAIMS. Notwithstanding any other provision herein apparently to the contrary, Purchaser agrees and acknowledges that no claim against Seller shall be permitted hereunder based on (i) any matter known to Purchaser as of the Closing Date, all claims relating to any matters known and disclosed to Purchaser being hereby waived by Purchaser; (ii) any matter covered by a title insurance commitment and policy which Purchaser obtains, or could have obtained, at Closing, Seller and Purchaser having agreed that from and after the Closing, Purchaser shall look solely to the Title Policy being obtained by Purchaser for reimbursement of any claims based on defective title which are covered by the terms of said Title Policy to the extent covered by the Title Policy; and (iii) any claim covered by insurance which Purchase obtains at the Closing to the extent of such insurance coverage.

15.  CONDITIONS PRECEDENT IN FAVOR OF PURCHASER.

          15.1. CONDITIONS TO OBLIGATION OF THE PURCHASER. The obligations of the Purchaser hereunder are subject in all respects to the complete satisfaction of the following conditions precedent in favor of the Purchaser:

                    (A) The receipt by the Purchaser of the documents and instruments set forth in Section 9;

                    (B) The truth and accuracy of all representations and warranties of the Seller in all Material respects as of the Closing Date, subject to the last paragraph of Section 6.1;

                    (C) The receipt by the Purchaser of the owners' policy of title insurance without exception for the Title Objections or the waiver of the remaining Title Objections by the Purchaser;

                    (D) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge could:

                          (1)   prevent consummation of any of the transactions
contemplated by this Agreement; or

                          (2)   cause any of the transactions contemplated by
this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                    (E) All certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Purchaser.

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

          15.2. CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                    (A) The representations and warranties set forth in Sections 6.2 and 6.3 above shall be true and correct in all Material respects at and as of the Closing Date;

                    (B) The Purchaser shall have performed and complied with all of its covenants hereunder in all Material respects through the Closing;

                    (C) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge could:

                          (1)   prevent consummation of any of the transactions
contemplated by this Agreement; or

                          (2)   cause any of the transactions contemplated by
this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                    (D) All certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

                    (E) Receipt of an assumption of the Assumed Liabilities from the Purchaser, to reflect the adjustments required to equal the Final Purchase Price; and

                    (F) The receipt of the consent of any necessary third party for the transaction contemplated hereby.

          In the event that any of the consents are not obtained with respect to
(F) above, then the Purchaser shall have the right to exclude the portion of the Included Assets affected thereby from the Included Assets.

16.  NOTICE.

          All notices to be given to either party hereunder shall be deemed given if hand delivered or delivered by recognized overnight delivery service, addressed to the parties at the following addresses:



     If to the Seller:          Beazer Homes Corp.
                                215 N. Westmont Drive
                                Altamonte Springs, FL  32714

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

                                ATTN: David G. Byrnes
                                Its: Division President, Orlando

     With a copy to:            Beazer Homes Corp.
                                5775 Peachtree Dunwoody Road
                                Suite C-550
                                Atlanta, Georgia 30342
                                Attn: Mr. John Skelton


     and with a copy to:        Holland & Knight LLP
                                200 South Orange Avenue, Suite 2600
                                Orlando, FL  32801
                                Attn: James E.L. Seay, Esquire


     If to the Purchaser:       Homes by Calton, LLC
                                2013 Indian River Blvd.
                                Vero Beach, FL 32960
                                ATTN: Anthony J. Caldarone, Managing Member

     With a copy to:            Calton, Inc.
                                2013 Indian River Blvd.
                                Vero Beach, FL 32960
                                ATTN: Anthony J. Caldarone


     and with a copy to:        Dorothy A. Hudson, Chartered
                                2903 Cardinal Drive
                                Vero Beach, FL 32963
                                ATTN: Dorothy A. Hudson, Esquire


17.  ASSIGNMENT.

          The Purchaser shall have the right to assign its rights under this Agreement, upon written notice of said assignment to Seller, to any subsidiary or related entity of the Purchaser, provided that neither Purchaser nor Calton shall be released from their respective obligations hereunder.

18.  MISCELLANEOUS.

          18.1. NO WAIVER. No waiver by the Seller, Purchaser, or Calton of any breach by the other party of any of its obligations, agreements or covenants hereunder shall be deemed to be a waiver of any subsequent breach of the same or any other

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

covenants, agreements or obligations, nor shall any forbearance by either party to seek a remedy for any breach by the other party be deemed a waiver by such first party of its rights or remedies with respect to such breach or any similar breach in the future.

          18.2. CAPTIONS: PRONOUNS. The captions of the Sections and paragraphs of this Agreement and the particular pronouns used herein, whether masculine, feminine, or neuter, singular or plural, are for convenience only and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

          18.3. SEVERABILITY. In the event that any provision of this Agreement violates any applicable law, such provision shall be invalid to the extent of such violation without affecting the validity or enforceability of any other provision hereof, provided however, that if such invalidity Materially adversely affects the rights of the Seller or the Purchaser, then the party so affected may, by written notice given to the other party, terminate this Agreement.

          18.4. SURVIVAL. The covenants, reservations and agreements of the Seller, Purchaser, and Calton contained herein shall survive the Closing and shall not merge into the various documents executed and delivered at Closing. The representations and warranties made by the Seller to the Purchaser hereunder shall be true and correct as of the Closing Date subject to the provisions of the last paragraph of Section 6.1. The covenants, reservations and agreement and representations and warranties shall survive for the period of one year from the date of Closing, provided that the compliance of the Seller shall be reviewed as of conditions in existence as of the Closing Date and no later than the Closing Date.

          18.5. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Seller and the Purchaser and no change in this Agreement may be made except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. This Agreement entirely supersedes and replaces any agreements entered into prior to this Agreement.

          18.6. EXTENSION OF TIME. Whenever under this Agreement performance is to be made on a Saturday, Sunday or a public holiday under the laws of the State of Florida, such performance may be made on the next succeeding day which is not a Saturday, Sunday or public holiday under the laws of the State of Florida.

          18.7. TIME OF ESSENCE. Time is of the essence of this Agreement, including the Closing Date, attendance at the Closing and the conclusion thereof, and delivery of the Purchase Price.

          18.8. GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.

          18.9. CUMULATIVE RIGHTS. Except as otherwise expressly set forth in this Agreement, all rights, powers and privileges conferred hereunder upon the parties

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

shall be cumulative but not restricted to those given by law.

          18.10. BINDING EFFECT. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Seller, the Purchaser, their respective successors and, to the extent permitted hereunder, assigns.

          18.11. COUNTERPARTS. This Agreement may be executed in any number of counterparts which together shall constitute one and the same instrument, and the signature of any party to any counterpart of this Agreement may be appended to any other counterpart of this Agreement.

          18.12. CONSTRUCTION. The Seller, Purchaser and Calton acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

          18.13. NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

          18.14. PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities, in which case the disclosing party will use its reasonable best efforts to advise the other parties prior to making the disclosure.

          18.15. CONFIDENTIALITY BEFORE CLOSING. Between the date hereof and the Closing Date, Purchaser will treat and hold as confidential all of the Confidential Information and other information it has obtained from the Seller, refrain from using any of such information except in connection with this Agreement and, in the event this Agreement terminates for any reason other than breach by the Seller, will promptly return to the Seller all information it has received from the Seller and destroy all documents it has created that reflect any of the information it has received from the Seller. Likewise, Seller will treat and hold as confidential all information regarding this Agreement, including its terms, conditions, and identity of Purchaser. Further, Seller will promptly return to the Purchaser all information it has received from the Purchaser and destroy all documents it has created that reflect any of the information it has received from the Purchaser.

          18.16 AGREEMENT NOT TO SOLICIT OFFERS FOR THE PROPERTIES. Between the date hereof and the Closing Date, or termination date should the Purchaser elect not to proceed with the transaction, the Seller agrees that it will withdraw the Included Assets from any publication, agreement, solicitation or any other means of offering to sell the Included Assets, other than the Speculative Units which Seller shall be free to

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

continue to market and attempt to sell prior to the Closing Date. Further Seller will (i) cease any communications with any other interested party in furtherance of selling the Included Assets and (ii) not solicit or accept back up offers.

          18.17 RADON GAS. The following disclosure is required by Section 404.056(6), Florida Statutes, for all Contracts for Sale and Purchase of any building in Florida: "RADON GAS: Radon is a naturally occurring radioactive gas that, when it is accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit."

19.  GUARANTY.

          Calton guarantees the performance of all obligations that are to be performed hereunder by Purchaser, including all representations and warranties and all indemnities herein stated and agrees that it has received good and adequate consideration for the execution and delivery of this indemnification and guaranty as well as the performance of its obligations hereunder. Calton agrees that the Purchaser may administer this Agreement so as to make modifications and amendments in its discretion, and such modifications and amendments shall not impair or diminish the binding nature and enforceability of this guaranty. Calton agrees that the Seller may enforce any term, condition, representation, warranty or indemnity of the Purchaser hereunder against Calton without first filing suit or otherwise attempting to enforce or exhaust any remedies available to the Seller hereunder against Purchaser.

20. USE OF BEAZER MATERIALS. Purchaser agrees that after the Closing, Purchaser shall insure that no marketing materials, forms, display charts, or other information contains any logo of Seller or any affiliate thereof, any reference to any officer, employee, or agent of Seller, or any other materials which would any way imply a continuing connection to or involvement with development of the Included Assets by Seller. Purchaser shall indemnify and hold Seller harmless from and against any loss, cost, claim, damage, or expense relating to or arising out of any violation by Purchaser or any of its employees or agents of this provision.

21. DISCLOSURES AND INCLUSION ON EXHIBITS. Any information contained in any of the Exhibits attached hereto shall be deemed included as far in appropriate in other Exhibits, whether or not specifically referenced. Additionally, any matter disclosed herein shall be deemed disclosed for all purposes, whether or not set forth in any specific Section or in any specific Exhibit.

22. CORPORATE APPROVAL. Corporate approval for execution of this Agreement and consummation of the transaction contemplated hereby has been obtained, as evidenced by the execution block below.

23. MANDATORY SALE CONTRACT ADDENDA. Purchaser agrees, as a material inducement to Seller to enter into this Agreement, to require the execution of the Addenda set forth at Exhibit M relating to sidewalks, docks, and mangroves, in connection with the sale of any Vacant Lot, Backlog Unit, or Speculative Unit. Purchaser indemnifies and holds Seller harmless from and against any claim, loss,

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

damage, or expense relating to or arising out of Purchaser's failure to comply with the covenant contained in this Section 23.

24. OAK TREE BOND. Seller has advised Purchaser that Seller was required to post a bond to insure the viability of certain transplanted oak trees in connection with Seller's development. As specified on Exhibit I, Purchaser is not receiving any rights whatsoever to said bond, and all rights and responsibilities related to said bond shall be and remain those of Seller.

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal on the day first written above.

PURCHASER:

HOMES BY CALTON, LLC, a Florida limited liability company,

By: __________________________

Its ___________________________



SELLER:

BEAZER HOMES CORP., a Tennessee corporation

By: _________________________

Its: __________________________



CALTON, INC., a New Jersey corporation



By:
    ----------------------------------------

Its:
    ----------------------------------------



Confirmation of corporate approval

BEAZER HOMES CORP., a Tennessee corporation

By:
   -----------------------------------------

Its:
    ----------------------------------------

                                  EXHIBIT LIST

                              INTENTIONALLY OMITTED



Exhibit A         Accrual and Deposits Schedule

Exhibit B         Leases

Exhibit C         Included Assets

Exhibit D         Common Facilities

Exhibit E         Contracts

Exhibit F         Listing of Commissions Payable on Closing of Backlog Units

Exhibit G         NOT USED

Exhibit H         Employees

Exhibit I         Excluded Assets

Exhibit J         Existing Purchase Agreements

Exhibit K         Land

Exhibit L         Personal Property Inventory

Exhibit M         Mandatory Contract Addenda

        The exhibits to the Amended Restated Agreement for Sale and Purchase of Assets are not presented herein. Copies of the exhibits will be provided to the Securities and Exchange Commission upon request.

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